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                                                                    EXHIBIT 10.2
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          THE BENCHMARQ MICROELECTRONICS, INC. PROFIT SHARING PROGRAM
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                  (AMENDED AND RESTATED AS OF APRIL 1, 1996)


ARTICLE 1 - OBJECTIVE

          The BENCHMARQ Microelectronics, Inc. Profit Sharing Program ("Profit Sharing Program" or "Program") is intended to allow BENCHMARQ Microelectronics, Inc. (the "Company") to provide financial incentives and rewards to all eligible employees of the Company for excellent financial performance by the Company.
The Program shall first be effective for the Company's fiscal quarter commencing July 1, 1995.

ARTICLE 2 - PARTICIPATION

          To be eligible for the Profit Sharing Program for a particular fiscal quarter of the Company, an employee must both (1) be in continuous full-time employment with the Company from the first day of the applicable fiscal quarter to the last day of such fiscal quarter, and (2) be a full-time employee of the Company on the payment date of the Profit Sharing Program bonus for such fiscal quarter. The Committee (as defined below) shall, in its sole and absolute discretion, determine whether an employee is a full-time employee for this purpose.

ARTICLE 3 - PROFIT SHARING PROGRAM BONUS PAYMENTS

          Profit Sharing Program bonuses shall generally be accrued each quarter of the Company's fiscal year. Profit Sharing Program bonus payments for the first three quarters of the Company's fiscal year shall generally be made on the payroll date immediately following the Company's public release of earnings. Fourth quarter Profit Sharing Program bonus payments shall generally be made on the pay date immediately following the completion of the Company's annual audit by its independent auditors.

ARTICLE 4 - PROFIT SHARING PROGRAM BONUS AMOUNTS

          In order for a Profit Sharing Program bonus amount to accrue during a quarter, the Company must achieve a pre-tax income, determined without regard to accruals hereunder and accruals for bonus payments under The 1995 BENCHMARQ Microelectronics, Inc. Bonus Plan ("PTIB"), return on net revenue of 12% ("ROR"). If this target is achieved, the Profit Sharing Program bonus pool shall accrue at 3.5% of the particular fiscal quarter's PTIB.

ARTICLE 5 - ALLOCATION OF BONUS AMOUNTS

          To determine an employee's proportionate share of the Profit Sharing Program bonus pool for a particular fiscal quarter of the Company, the following steps shall be undertaken:

     Step 1:   The Program accruals for the quarter shall be divided by the
     ------    aggregate base wages and salaries for the quarter of all
               employees eligible for a Program bonus ("PSP Percentage").

     Step 2:   The PSP Percentage shall then be multiplied by each eligible
     ------    "indirect employee's" base wage or salary for the quarter to determine such employee's bonus amount for the quarter.

     Step 3:   The remaining portion of the Program accruals for the quarter
     ------    shall be divided equally, as a flat dollar amount, among the eligible "direct employees."
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     The Committee shall determine whether an employee is a "indirect employee"
or a "direct employee" in its sole and absolute discretion. If an eligible employee's pay rate changes during a quarter, the rate in effect at the end of such quarter shall be used for Program calculations. In addition, base wages and salaries shall exclude sales commissions, bonuses, overtime premiums, and such other forms of compensation as determined by the Committee.

ARTICLE 6 - ADMINISTRATION

     The Board of Directors of the Company (the "Board") shall appoint a committee (the "Committee") of at least two individuals to administer the Profit Sharing Program; provided, however, if the Board does not appoint such individuals, the Compensation Committee of the Board shall serve as the Committee hereunder. The Committee shall administer and interpret the Profit Sharing Program in its sole and absolute discretion. Any determinations made by the Committee under the Profit Sharing Program shall be final and binding on participants and all other parties concerned.

     The Committee is authorized to amend or terminate the Profit Sharing Program in any manner it deems appropriate (including retroactive amendments) by a written instrument executed by the Committee or a member of the Committee who is authorized to execute such instrument on behalf of the Committee.

ARTICLE 7 - MATCHING CONTRIBUTIONS

     In addition, upon achievement of the 15% pre-tax return on sales goal for a fiscal year, the PSP authorizes the Compensation Committee of the Board of Directors to, at its discretion, fund a 401(k) matching contribution pool of up to 2.5% of PTIB. Discretionary matching contributions, if any, will be made annually.

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